Execution Version
Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
INVERNESS MEDICAL INNOVATIONS, INC.,
MILANO MH ACQUISITION CORP.,
MILANO MH ACQUISITION LLC,
AND
MATRIA HEALTHCARE, INC.
Dated as of January 27, 2008

i

ii

iii

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 27, 2008, among Inverness Medical Innovations, Inc., a Delaware corporation (“Parent”), Milano MH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Milano MH Acquisition LLC, a single member Delaware limited liability company and wholly owned subsidiary of Parent (“Merger LLC”) and Matria Healthcare, Inc., a Delaware corporation (the “Company”).
RECITALS
     A. Parent, Merger Sub, Merger LLC and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger, which Merger will be followed, as soon as reasonably practicable, by a merger of the Surviving Corporation (as defined below) with and into Merger LLC (the “Upstream Merger”). It is intended that the Merger be mutually interdependent with and a condition precedent to the Upstream Merger and that the Upstream Merger shall, through the binding commitment evidenced by Section 5.19, be effected as soon as practicable following the Effective Time (as defined below) without further approval, authorization or direction from or by any of the parties hereto.
     B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and have approved and declared the advisability of this Agreement.
     C. The Board of Directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approved this Agreement, the Merger, and the transactions contemplated hereby (excluding the Upstream Merger) and (iii) recommended that the Company Shareholders adopt and approve this Agreement and approve the Merger.
     D. The respective Boards of Directors of Parent and Merger Sub have determined that it is in the best interests of their respective companies and shareholders to consummate the Merger in accordance with the terms of this Agreement.
     E. For United States federal income tax purposes, it is intended that the Merger and the Upstream Merger, considered together as a single integrated transaction, shall qualify as a reorganization described in Section 368(a)(1)(A) of the Code (as defined below).
     F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Parker H. Petit, a Company shareholder, is entering into a Voting Agreement with Parent in the form of Exhibit A (the “Voting Agreement”).

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:
ARTICLE 1
THE MERGER
     1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger consistent with this Agreement, in a form reasonably satisfactory to the parties (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, at a time and date to be specified by the parties, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article 6 (other than those that by their nature must be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Certificate of Incorporation; Bylaws.
     (a) The Certificate of Merger shall provide that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that as of the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall read: “The name of the corporation is Matria Healthcare, Inc.”
     (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.
     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The officers of the Surviving

Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.
     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:
          (a) Conversion of Company Common Stock.
          (i) Each share of common stock, $0.01 par value, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive (A) the number of validly issued, fully paid and nonassessable shares of Parent’s Series B Convertible Perpetual Preferred Stock, par value $0.001 per share, with the terms attached hereto as Exhibit B (the “Parent Series B Preferred Stock”), equal to the “Exchange Ratio” (as defined in Section 1.6(a)(ii)) and (B) $6.50 in cash, without interest (the “Cash Portion” and together with the shares of Parent Series B Preferred Stock in the foregoing clause the “Merger Consideration”), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7. No fraction of a share of Parent Series B Preferred Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e). Notwithstanding anything herein to the contrary, at any time prior to the Closing Date, as determined by Parent in its sole discretion, Parent may elect to pay the aggregate Merger Consideration (which, for avoidance of doubt, shall include such amounts attributable to the Parent Series B Preferred Stock and the Cash Portion in the immediately preceding sentence) as $39.00 in cash, without interest, in which case all references in this Agreement to the “Cash Portion” of the Merger Consideration shall be deemed to be references to such aggregate amount of cash, without interest, and all references in this Agreement to “Parent Series B Preferred Stock” shall be deemed to be deleted, and, notwithstanding anything herein to the contrary, (i) no party to this agreement shall have any obligation to consummate the Upstream Merger and any references to the Upstream Merger in this Agreement shall be deemed to be deleted, (ii) it will not be intended that the Merger shall qualify as a reorganization described in Section 368(a) of the Code, and (iii) the following provisions of this Agreement shall be deemed to be deleted: Section 5.15, Section 5.19, Section 6.2(e) and Section 6.3(f).
          (ii) For purposes of this Agreement, the “Exchange Ratio” shall be equal to 0.08125 subject to adjustment as set forth in Section 1.6(f).
          (b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of the Company or of Parent, if any, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Options. At the Effective Time, all options (other than options granted under the Company ESPP (as defined in Section 1.6(d)) to purchase Company Common Stock then outstanding, whether under the Company’s Long-Term Stock Incentive Plan, 2002 Stock Incentive Plan, 2001 Stock Incentive Plan, 2000 Stock Incentive Plan, 1997 Stock Incentive Plan, 1996 Stock Incentive Plan, 2005 Directors’ Non-Qualified Stock Option Plan, 2000 Directors’ Non-Qualified Stock Option Plan, and 1996 Directors’ Non-Qualified Stock Option Plan and MarketRing.com, Inc. 1999 Stock Option and Stock Appreciation Rights Plan, (collectively, the “Company Option Plans”) or pursuant to another Company compensatory plan or otherwise (each such option, whether issued pursuant to the Company Option Plans or otherwise (other than the Company ESPP), a “Company Option”), shall be assumed by Parent in accordance with Section 5.8. At the Effective Time, Parent shall assume each of the Company Option Plans, subject to adjustment as provided therein such that options granted under each such plan after the Effective Time, if any, shall be exercisable for the purchase of Parent Common Stock. The Company shall take any actions and provide any notices as may be necessary to effectuate the foregoing.
          (d) Employee Stock Purchase Plan. The Company’s 2005 Employee Stock Purchase Plan (the “Company ESPP”), shall be terminated at least ten (10) Business Days prior to the Effective Time (the “ESPP Termination Date”), and each participant in the Company ESPP on the ESPP Termination Date shall be deemed to have exercised his or her options under the Company ESPP on the ESPP Termination Date and shall acquire from the Company (i) such number of whole shares of Company Common Stock as the accumulated payroll deductions credited to his or her account as of the ESPP Termination Date will purchase at the price specified in the Company ESPP (treating the ESPP Termination Date as the Exercise Date (as defined in the Company ESPP) for all purposes of the ESPP) and (ii) cash in the amount of any remaining balance in such participant’s account; provided, however, that any participant who has given notice to the Company before the tenth (10th) Business Day prior to the ESPP Termination Date in accordance with the Company ESPP that such participant requests the distribution of the accumulated payroll deductions credited to his or her account in cash shall receive cash in the amount of the balance in such participant’s account in lieu of purchasing Company Common Stock thereunder and provided, further, that the Company shall take any actions and provide any notices as may be necessary to effectuate the foregoing, including without limitation that the Company shall provide each participant in the ESPP with at least ten days notice prior to the ESPP Termination Date.
          (e) Capital Stock of Merger Sub. Each share of common stock, $0.001 par value, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of shares of capital stock of the Surviving Corporation.
          (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Series B Preferred Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Series B Preferred Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.
     1.7 Exchange of Certificates.
          (a) Exchange Agent. Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger.
          (b) Exchange Fund. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article 1, the Merger Consideration issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock and any payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(c) (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Corporation (or any successor thereto).
          (c) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock which were converted into the right to receive shares of Parent Series B Preferred Stock and the Cash Portion of the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which letter shall be reasonably acceptable to the Company), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Series B Preferred Stock and the Cash Portion of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Series B Preferred Stock into which their shares of Company Common Stock were converted at the Effective Time (and any payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d)) and the Cash Portion of the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of whole shares of Parent Series B Preferred Stock into which such shares of Company Common Stock shall have been so converted (and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d)) and the right to receive the Cash Portion of the Merger Consideration. No interest will be paid or accrued on any Cash Portion of the Merger Consideration or any cash in lieu of fractional shares of Parent Series B Preferred Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Series B Preferred Stock and the appropriate amount of the Cash Portion of the Merger Consideration contemplated by Section 1.6 may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.
          (d) Distributions With Respect to Unexchanged Certificates. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Series B Preferred Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Series B Preferred Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to Applicable Law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Parent Series B Preferred Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Series B Preferred Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Series B Preferred Stock, (ii) promptly, the Cash Portion of the Merger Consideration and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Series B Preferred Stock.
          (e) Fractional Shares. No fraction of a share of Parent Series B Preferred Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Series B Preferred Stock (after aggregating all fractional shares of Parent Series B Preferred Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the liquidation preference of one (1) share of Parent Series B Preferred Stock.
          (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation (or any successor thereto) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax law or under any other Applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
          (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the appropriate amount of Merger Consideration into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6 (and cash for fractional shares, if any, as may be required pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d)); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such Merger Consideration, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
          (h) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of Parent Series B Preferred Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (i) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund, as directed by the Surviving Corporation (or any successor thereto), on a daily basis. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Cash Portion of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payment.
          (j) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for the Merger Consideration, without any interest thereon.
     1.8 No Further Ownership Rights in Company Common Stock. All Shares of Parent Series B Preferred Stock issued in accordance with the terms hereof (and any payments in respect thereof pursuant to Section 1.7(d) and 1.7(e)) and the Cash Portion of the Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.
     1.9 Restricted Stock. Each share of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any Company Option Plan (collectively, “Company Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of immediately prior to the Effective Time and at the Effective Time each Company Restricted Share shall be considered an outstanding share of Company Common Stock for all purposes of this Agreement, including the right to receive the Merger Consideration.
     1.10 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the

Effective Time and which are held by shareholders who did not vote in favor of the Merger (the “Dissenting Shares”), which shareholders comply with all of the relevant provisions of Section 262 of the DGCL (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to shareholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 1.6.
     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be authorized to take all such lawful and necessary action.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Parent, Merger Sub, and Merger LLC as set forth in this Article 2, subject to any exceptions stated in the disclosure schedule delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”) or disclosed in the Company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 20, 2007 (the “Company 10-K”) or in any subsequent quarterly reports on Form 10-Q or current reports filed (rather than furnished) on Form 8-K filed and publicly available prior to the date of this Agreement (excluding, in all cases, (i) exhibits to any such reports, (ii) any disclosures set forth in any risk factor section thereof, or in any section relating to forward-looking statements, and (iii) any other disclosures included therein, in each case, to the extent that they are cautionary, predictive or forward looking in nature, and excluding any generic disclosures
     2.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(m)) on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation and Bylaws of the Company as currently in effect. The Company has not taken any action in violation of any of the provisions of the Certificate of Incorporation and Bylaws of the Company. The Company has made available to Parent true and complete copies of the minute books of the meetings of the Company’s Board of Directors and committees held since January 1, 2005.
     2.2 Corporate Authorization.
          (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and, except for the approval of the Company’s shareholders in connection with the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Company Common Stock (the “Company Shareholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. Assuming due authorization, execution and delivery by the other parties, this Agreement constitutes a valid and binding agreement of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.
          (b) At a meeting duly called and held, the Company’s Board of Directors unanimously (i) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger in accordance with the DGCL; (ii) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, in the best interests of, and advisable to, the Company and the Company’s shareholders; (iii) directed that this Agreement be submitted to the Company’s shareholders for their adoption and resolved to recommend that the shareholders vote in favor of the approval of the Merger and adoption of this Agreement; (iv) adopted resolutions taking all other actions necessary to render Section 203 of the DGCL inapplicable to the Merger and the transactions contemplated by this Agreement; and (v) adopted resolutions electing that the Merger, to the extent of the power and authority of the Company’s Board of Directors and to the extent permitted by Applicable Law, not be subject to any anti-takeover, control share acquisition, fair price, moratorium or other similar statute (each, a “Takeover Statute”) of any jurisdiction that may purport to be applicable to this Agreement or any of the transactions contemplated hereby, including the Merger.
     2.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, license, permit, order or authorization of, or registration, declaration, notice, filing or action by or in respect of any national or transnational, domestic or foreign, federal, state, provincial, municipal or local governmental authority, department, court, tribunal or judicial or arbitral body, administrative or regulatory agency, instrumentality, commission or official, including any political subdivision thereof (each a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading other than (a) the filing of the Certificate of Merger, (b) compliance with the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) the filing of the proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be filed with the SEC as part of the Registration Statement on Form S-4 (or any successor form thereto) to be filed by Parent with the SEC in connection with the issuance of Parent Series B Preferred Stock in the Merger (the “Registration Statement”) with the SEC in accordance with the Securities Act, (d) the filing of such reports, schedules or materials under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, and (e) any consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices, actions or filings the absence of which would not have or be reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of the parties hereto to consummate the Merger.
     2.4 Non-Contravention. Subject to Section 2.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of the Company or the certificate of incorporation, by-laws or similar organizational documents of any subsidiary of the Company, (b) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, recapture, cancellation or acceleration of any obligation or loss of a material benefit, require a consent or waiver under or require the payment of a penalty under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Material Lease (as defined in Section 2.14), agreement, contract, instrument, permit, concession, franchise, contractual right or license agreement binding upon the Company or any of its subsidiaries, or result in the creation of any mortgage, deeds of trust, lien (statutory or other), pledge, security interest, claim, covenant, condition, declaration, restriction, option, rights of first offer or refusal, charge, easement, rights-of-way, encroachment, third party right or other encumbrance or title defect of any kind or nature (each, a “Lien,” and each document, agreement or instrument forming the basis of, creating or imposing any Lien, a “Lien Instrument”) upon any of the properties or assets of the Company or any of its subsidiaries, or (c) subject to obtaining the approval of the Merger and the Company Shareholder Approval and compliance with the requirements specified in Section 2.3, conflict with or violate any law applicable to the Company or any of its subsidiaries or any of its or their respective properties or assets, except in the case of clauses (b) and (c) of this Section 2.4 for any such violations, defaults, terminations, recaptures, cancellations, acceleration, losses, Liens, or conflicts and for any consents or waivers not obtained, that, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on the Company.

     2.5 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $.01 per share. As of the close of business on January 4, 2008, there were outstanding 22,052,520 shares of common stock (of which 632,068 were shares of Company Restricted Stock) and 0 shares of preferred stock, and Company Options to purchase an aggregate of 2,265,999 shares of Company Common Stock (of which Company Options to purchase an aggregate of 1,573,008 shares of Company Common Stock were exercisable). There are no securities convertible into or exchangeable for capital stock or other voting securities of the Company outstanding and any other outstanding options or rights to acquire capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan of the Company will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No subsidiary or Affiliate of the Company owns any shares of capital stock of the Company or any of the Company’s securities. For each officer of the Company subject to Section 16 of the Exchange Act, Section 2.5 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each outstanding employee stock option to purchase shares of Company Common Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.
          (b) Section 2.5(b) of the Company Disclosure Schedule sets forth: (i) as of the date hereof, a true, complete and accurate list of all Company Option Plans, indicating for each Company Option Plan, as of such date, the number of shares of Company Common Stock issued under such Company Option Plan, the number of shares of Company Common Stock subject to outstanding Company Options under such Company Option Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Option Plan and, as of the date hereof, with respect to the Company ESPP, the approximate number of shares of Company Common Stock that will be issued on the ESPP Termination Date under the Company ESPP; (ii) as of the date hereof, a true, complete and accurate list of all outstanding Company Options, indicating with respect to each such Company Option the name of the holder thereof, the Company Option Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Option, the exercise price and the reported date of grant, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. No Company Options have been granted since January 4, 2008. The Company has made available to the Parent complete and accurate copies of all forms of agreements evidencing Company Options and Company Restricted Stock. Each outstanding Company Option was granted at fair market value determined in accordance with the terms of the applicable Company Option Plan and Applicable Law and is not subject to Section 409A of the Code. None of the Company or any of its subsidiaries maintains an employee stock purchase plan other than the Company ESPP.
          (c) Except as expressly set forth in this Section 2.5 or Section 2.5 of the Company Disclosure Schedule and for changes resulting from the exercise of employee stock options outstanding prior to the date hereof or, subject to Section 1.6(d), the issuance of shares of Company Common Stock pursuant to the Company ESPP, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) other than Company Options disclosed in Section 2.5(b), options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) other than Company Restricted Stock disclosed in Section 2.5(a), restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, rights to receive, that are convertible into or exercisable for shares of Company Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of shares of Company Common Stock (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to the Company or any of its subsidiaries. There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its subsidiaries is a party or by which it or any of them is bound with respect to any equity security of any class of the Company. Other than the Voting Agreement, to the Company’s knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the Company Securities.
     2.6 Subsidiaries.
          (a) Section 2.6 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and accurate list of all of the Company’s subsidiaries and for each such subsidiary: (i) its name and form of organization; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. Each of the Company’s subsidiaries is an entity duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company’s subsidiaries is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Significant Subsidiaries (as defined in Regulation S-X of the Exchange Act) of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.
          (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each of the Company’s subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of the Company’s subsidiaries free and clear of Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

There are no outstanding (i) securities of the Company or any of is subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company’s subsidiaries, (ii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligations of the Company or any of the its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any subsidiary of the Company, or (iii) restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, profits interests, or rights to receive, that are convertible into or exercisable for Company Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of capital stock or other securities or ownership interests in, any subsidiary of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. There are no voting trusts, proxies or other agreements or understandings with respect to the Company Subsidiary Securities.
     2.7 SEC Filings and the Sarbanes-Oxley Act.
          (a) The Company has made available to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2005 and 2006, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the Company’s shareholders held since December 31, 2006, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2006 (the documents referred to in this Section 2.7(a), collectively, the “Company SEC Documents”). For purposes of this Agreement, a document will be deemed made available if it is accessible on-line through the SEC’s EDGAR system as of the date hereof. The Company has timely filed all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC since January 1, 2006.
          (b) As of its filing date (and as of the date of any amendment filed prior to the date hereof), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, as the case may be, and the Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
          (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
          (e) The records, systems, controls, data and information of the Company and its subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in clause (g) below.
          (f) The Company and each of its subsidiaries has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
          (g) The Company and each of its subsidiaries has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15(d)-15(f) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act (“internal controls”) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP including that: (1) transactions are executed only in accordance with management’s authorization, (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its subsidiaries and to maintain accountability for the assets of the Company and its subsidiaries, (3) access to such assets is permitted only in accordance with management’s authorization, (4) the reporting of such assets is compared with existing assets at regular intervals and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Since September 30, 2007, there has not been any change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
          (h) There are no outstanding loans or other extensions of credit made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the

Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other hand since December 31, 2005. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
     2.8 Financial Statements Each of the audited consolidated financial statements and unaudited consolidated interim financial statements (in each case, including the notes thereto) of the Company included in the Company SEC Documents was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and fairly present, in all material respects (except as may be indicated in the notes thereto and subject to normal year-end adjustments in the case of any unaudited interim financial statements that would not be reasonably expected to be material in amount), the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein.
     2.9 Absence of Certain Changes. Since September 30, 2007 (the “Company Balance Sheet Date”) (a) (i) the Company and its subsidiaries have conducted their business in all material respects in the ordinary course of business, and (ii) neither the Company nor any of its subsidiaries has taken (or omitted to take) any of the actions, which if taken (or omitted to be taken) after the date hereof, would have required the consent of Parent pursuant to Section 4.1, and (b) there has not been any Material Adverse Effect on the Company.
     2.10 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its subsidiaries (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be set forth on a consolidated balance sheet or notes thereto of the Company and its subsidiaries other than:
          (a) liabilities or obligations reflected on or reserved against in the Company Balance Sheet or disclosed in the notes thereto; and
          (b) liabilities or obligations incurred since the Company Balance Sheet Date that would not, individually or in the aggregate, be, or reasonably be expected to have a Material Adverse Effect on the Company.
     2.11 Compliance with Applicable Laws and Court Orders. The Company and each of its subsidiaries is and, since December 31, 2005, has been in compliance with, and is not in violation of or default under, and to the knowledge of the Company is not under investigation with respect to and, to the knowledge of the Company, has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     2.12 Regulatory Compliance.
          (a) The Company and each of its subsidiaries have all required franchises, tariffs, grants, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, accreditation, approvals, orders and authorizations of any Governmental Entity or Third Party necessary for the Company and each of its subsidiaries to own, lease, operate and use their properties and assets and to conduct their businesses as presently owned, leased, operated, used and conducted (“Permits”), and neither the Company nor any of its subsidiaries has received written notice from any Governmental Entity or Third Party that any Permit is subject to any adverse action, including but not limited to suspension, termination, revocation or withdrawal, or to the knowledge of the Company, has any notice or adverse action been threatened, except where the failure to have any such Permit or the receipt of such notice would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its subsidiaries is in compliance with the terms of the Permits, except for such failures to comply that, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, there were no materially false statements in or material omissions from any applications or submissions made to obtain such Permits.
          (b) The Company and each of its subsidiaries have been and are in compliance with all Applicable Laws, statutes, ordinances, rules and regulations of any federal, state or local Governmental Entity with respect to matters relating to patient or individual health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder (collectively, “HIPAA”), to the extent applicable, the Federal Food, Drug, and Cosmetic Act and its implementing rules and regulations and all rules and regulations of the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act), the TRICARE program (10 U.S.C. §§ 1071, et seq.) and any other federal, state or local governmental health care program in which the Company or any of its subsidiaries participates (hereinafter referred to collectively as the “Governmental Programs”), including any manual provisions, program integrity manuals, policies, procedures and administrative guidance interpreting such Applicable Law, rules and regulations, except for failures to comply with any of the foregoing that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither (A) the Company, nor (B) any of the Company’s subsidiaries, nor (C) to the knowledge of the Company, any shareholder of the Company owning five percent (5%) or more of any class of securities, officer or director thereof, or any current or former employee of the Company, or any persons and entities providing services in connection with the Company’s or any of its subsidiary’s business: (i) has at any time been suspended or excluded or, to the knowledge of the Company, threatened to be suspended or excluded from participation in any Governmental Program; (ii) has engaged in any activities which are prohibited under 42 U.S.C. §§ 1320a-7,

1320a-7a, 1320a-7b and 1395nn and 42 C.F.R. § 411.351 et seq., 31 U.S.C. §§ 3729 to 3733 (or other federal or state statutes, rules or regulations related to any false or fraudulent claims, health care fraud and abuse or anti-self referral) or the regulations promulgated pursuant to such statutes, or related state statutes or regulations, except for prohibited activities that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (c) The Company and each of its subsidiaries has duly and timely filed with the proper authorities all reports and other information required by any Governmental Entity, except for such failures that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its subsidiaries has paid or caused to be paid to each such Governmental Entity all known and undisputed material refunds, overpayments, discounts or adjustments. To the knowledge of the Company, there are no material pending appeals, adjustments, challenges, audits, inquiries, litigations or notices of intent to audit with respect to prior reports or billings. Since January 1, 2005, neither the Company nor any of its subsidiaries has been audited, or otherwise examined by any Governmental Entity resulting in an undisputed liability or payment due and payable in excess of One Hundred Thousand Dollars ($100,000).
          (d) The Company and each of its subsidiaries meet the conditions for participation in, and are in good standing with respect to, each Governmental Program. There is no pending, concluded or, to the knowledge of the Company, threatened: (i) investigation, audit, claim review, or other action which is likely to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Governmental Program provider/supplier number, participation agreement or authorization, or result in the Company’s or any of its subsidiaries’ exclusion or debarment from any Governmental Program; (ii) validation review, program integrity review or reimbursement audit with respect to any Governmental Program, other than those conducted in the ordinary course of business; (iii) voluntary disclosure by the Company or any of its subsidiaries to the Office of the Inspector General of the United States Department of Health and Human Services, a Medicare fiscal intermediary, a State Medicaid program or any other Governmental Entity of a potential overpayment matter other than refunds processed in the ordinary course of business; or (iv) health care survey report related to licensure or certification (including, without limitation, an annual or biannual Medicare or Medicaid certification survey report) which includes any statement of material deficiencies pertaining to the Company or any of its subsidiaries.
          (e) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of their respective, directors, officers, employees or agents, or individuals who have provided services to the Company or any of its subsidiaries during the past six (6) years: (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been convicted of any criminal offense relating to the delivery of any item or service under a Governmental Program, including but not limited to convictions relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance; or (iii) has been convicted under any law of a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service; or is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii) above.

          (f) For the purposes of this Agreement, “Personal Data” means any and all data that concerns an identified and/or identifiable person and includes, but shall not be limited to, an individual’s name, address, credit card information and/or account information, email address, social security number and health information, including, without limitation, protected health information, as such term is used under HIPAA.
          (i) The Company and each of its subsidiaries have complied and do comply with all (a) Applicable Laws, statutes, ordinances, rules and regulations, including applicable privacy and data protection laws of foreign countries, including, without limitation, those applicable to all transborder flows of Personal Data, except for any such noncompliance that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (b) all contractual obligations and policies applicable to their respective collection, use and disclosure of Personal Data, except for such noncompliance that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (ii) None of the Company or any of its subsidiaries is subject to any contractual requirements, privacy policies or other legal obligations that, following Closing, would prohibit the Surviving Corporation and/or the Surviving Company from receiving and using any of the Personal Data.
          (iii) The Company and each of its subsidiaries have adequate security measures in place to protect all Personal Data under their control and/or in their possession and/or protect such Personal Data from unauthorized access by any parties. The Company’s and its subsidiaries’ hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data. None of the Company or its subsidiaries have suffered any breach in security that has permitted any unauthorized access to the Personal Data under the control or possession of the Company or its subsidiaries, as applicable, except for any such breaches that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (iv) The Company and each of its subsidiaries have required and do require all Third Parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obliging such Third Parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized Third Parties except such access and/or disclosure that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth a list (including the name of the insurer, policy number, policy type, coverage amount, deductible amount, policy periods and available limits of coverage) of all insurance policies of the Company and its subsidiaries in effect as of the date hereof. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) all insurance policies of the Company and its subsidiaries are in full force and effect; (b) with respect to all insurance policies of the Company and its subsidiaries, all premiums have been paid and neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) with respect to all insurance policies of the Company and its subsidiaries, no notice of cancellation or termination has been received with respect to any such policies, other than such notices which are received in the ordinary course of business and none of the Company or its subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.
     2.14 Properties.
          (a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one of its subsidiaries has good title to all the properties and assets owned by the Company and its subsidiaries or acquired after the date thereof, free and clear of all Liens except Permitted Encumbrances. “Permitted Encumbrances” means (a) mechanics’, materialmen’s, carrier’s, repairer’s and other statutory Liens arising or incurred in the ordinary course of business and that are not yet delinquent or are being contested in good faith; (b) Liens for Taxes, assessments or other governmental charges not yet due and payable; (c) defects or imperfections of title in the nature of easements, covenants, conditions, encumbrances, restrictions, rights of way and similar matters affecting title, and matters disclosed on Section 2.14 of the Company Disclosure Schedule, that do not, individually or in the aggregate, materially detract from the value of any property subject to Leases (“Leased Property”) or Leases to which they relate or materially interfere with the current use or occupancy of such Leased Property or the business of the Company and its subsidiaries conducted thereon; and (d) zoning, building codes and other land use laws regulating the use or occupancy of Leased Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Property which are not violated by the current use or occupancy of such Leased Property or the operation of the business of the Company and its subsidiaries conducted thereon.
          (b) Section 2.14 (b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property (collectively, “Leased Real Property”) leased, subleased or licensed by the Company or any of its subsidiaries (as lessor, sublessor, landlord, sublandlord or licensor, or lessee, sublessee, tenant, subtenant or licensee, as the case may be) pursuant to which the Company or any of its subsidiaries (and all of its and their sublessees and licensees) uses or occupies the Leased Real Property (all leases, subleases, licenses, sublicenses and other agreements with respect to such use or occupancy (including all master or ground leases), and all amendments, modifications and extensions thereof being referred to collectively as “Leases” including those Leases identified as “Material Leases” set forth on Section 2.14 (b) of the Company Disclosure Schedule (“Material Leases”)). The Company has made available to the Parent true, complete and accurate copies of all Material Leases and, to the knowledge of the Company, there are no material oral agreements, promises or understandings with respect to any Leased Real Property which is subject to a Material Lease.

          (c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) each Lease is valid and binding on the Company and each of its subsidiaries of the Company party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect; (B) there is no breach or default under any Lease by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, and neither the Company nor any of its subsidiaries have received any written communication from, or given any written communication to, any other party to the Lease or any lender, alleging that the Company or any of its subsidiaries or such other party, as the case may be, is or may be in default (and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto); and (C) the Company or one of its subsidiaries named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease, free and clear of all Liens except Permitted Encumbrances, and is in possession of the properties purported to be leased or licensed thereunder.
          (d) None of the Company or any of its subsidiaries owns any real property or has any options or rights or obligations to purchase, rights of first refusal, rights of first negotiation or rights of first offer to purchase, any real property.
     2.15 Intellectual Property.
          (a) Folder number 8 of that certain virtual data room containing Company related diligence materials accessible to Parent as of the close of business on January 24, 2008 sets forth a complete and accurate list as of the date of this Agreement of all material patents and patent applications; registered trademarks, service marks and trade names; registered domain names; and registered copyrights that are owned by the Company or any of its subsidiaries and used by the Company or any of its subsidiaries in the business of the Company and its subsidiaries.
          (b) Except as set forth on Section 2.15 of the Company Disclosure Schedule:
          (i) except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and/or its subsidiaries (A) exclusively own the Company Intellectual Property, or (B) license, sublicense or otherwise possess legally enforceable rights to use all Company Intellectual Property that it does not so own, in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens granted by the Company, other than Permitted Liens, and as are reasonably necessary for their businesses as currently conducted and as it is currently contemplated to be conducted;
          (ii) neither the operation of the TRAX™ system, nor the operation of the business of the Company or any of its subsidiaries, nor any activity of the Company or any of its subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property of any Third Party, other than the rights of any Third Party under any patent, and to the knowledge of the Company, the rights of any Third Party under any patent;

          (iii) to the knowledge of the Company, the Company Intellectual Property is not being infringed or misappropriated by any Third Party;
          (iv) the Company and its subsidiaries have taken reasonable measures and efforts to protect and maintain the confidentiality of any know-how, trade secrets, confidential information or proprietary information owned by the Company or any of its subsidiaries;
          (v) the Company and its subsidiaries are not a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license the Company Intellectual Property and, no Third Party has alleged in writing that any of the operation of the TRAX™ system, the operation of the business of the Company or any of its subsidiaries, or any activity of the Company or any of its subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property of any Third Party;
          (vi) no current or former employee or consultant of the Company or any of its subsidiaries owns any material rights in or to any Intellectual Property created in the scope of such employee’s employment with or consultant’s engagement by, as applicable, the Company or any of its subsidiaries;
          (vii) the transactions contemplated by this Agreement will not adversely affect the Company’s or its subsidiaries’ or the Surviving Corporation’s right, title and interest in and to the Company Intellectual Property; and
          (viii) all patents, patent applications and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its subsidiaries, taken as a whole, as currently conducted, are subsisting, have been duly maintained (including the payment of maintenance fees), and have not expired or been cancelled.
          (c) For purposes of this Agreement,
          (i) “Intellectual Property” means (i) rights in patents, inventions, copyrights in both published and unpublished works, works of authorship, software, trademarks, service marks, domain names, trade dress, trade secrets, (ii) registrations and applications to register any of the foregoing in any jurisdiction, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, (iv) other tangible or intangible proprietary or confidential information and materials, and (v) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing.
          (ii) “Company Intellectual Property” means all Intellectual Property owned by the Company or any of its subsidiaries or used by the Company or any of its subsidiaries in the business of the Company and its subsidiaries.

     2.16 Contracts.
          (a) Section 2.16 of the Company Disclosure Schedule sets forth a list of all Material Contracts (including any amendments, modifications, extensions, renewals or supplements thereto) as of the date of this Agreement, and the Company has made available a true, complete and correct copy of each to Parent prior to the date hereof.  For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its subsidiaries is a party or by which the Company, any of the Company’s subsidiaries or any of their respective properties or assets is bound, including all amendments, modifications, extensions, renewals or supplements, that:
          (i) are or would be required to be filed by the Company as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;
          (ii) contain covenants binding upon the Company or any of its subsidiaries that materially restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area, except for any such Contract that may be canceled without any penalty or other liability to the Company or any of its subsidiaries upon notice of 60 days or less;
          (iii) are with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its subsidiaries, taken as a whole;
          (iv) is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract pursuant to which any indebtedness of the Company or any of its subsidiaries, in each case in excess of $500,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of the Company’s subsidiaries and any such Contracts entered into in the ordinary course of business after the date hereof which relate to obligations which do not exceed $500,000 in the aggregate;
          (v) are guaranties, indemnities, surety bonds, commitments, and other similar primary, direct or contingent financial obligations whereby the Company or its subsidiaries may be liable or obligated for a debt or obligation of another (including without limitation all guaranties with respect to Leases) in each with a value in excess of $100,000, other than obligations between or among any of the Company and any of its subsidiaries;
          (vi) were entered into after September 30, 2007 or are not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person (other than acquisitions or dispositions of assets in the ordinary course of business consistent with past practice, including acquisitions and dispositions of inventory, software, and/or equipment);
          (vii) which by its terms calls for aggregate payments by the Company and its subsidiaries under such Contract of more than $1 million over the remaining term of such Contract (other than this Agreement, Contracts subject to clause (iv) above, Contracts that may be canceled without any penalty or other liability to the Company or any of its subsidiaries upon notice of 90 days or less, purchase orders for the purchase of inventory and/or equipment, software licensing agreements, fulfillment Contracts, Leases and other Contracts entered into in the ordinary course of business);
          (viii) are with respect to any acquisition and divestiture pursuant to which the Company or any of its subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $500,000;
          (ix) relates to Company Intellectual Property which requires payments by or to the Company or any of its subsidiaries in excess of $500,000 per annum or is material to the business of the Company and its subsidiaries, taken as a whole (other than software licensing and maintenance agreements and non-disclosure agreements entered into in the ordinary course of business);
          (x) is a Material Lease; or
          (xi) is a Related Party Transaction.
          (b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, in each case except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of each Material Contract.
     2.17 Litigation; Investigation. There is no Action, suit, investigation or proceeding (or any reasonable basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its subsidiaries, or any person for whom the Company or any of its subsidiaries may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Entity that, if determined or resolved adversely to the Company, would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There are no judgments, orders or decrees outstanding against the Company or any of its subsidiaries which would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     2.18 Brokers and Other Advisors. Except for The Maren Group, LLC and SunTrust Robinson Humphrey, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has provided Parent with a true and complete copy of each engagement letter with The Maren Group, LLC and SunTrust Robinson Humphrey and no such agreement has been amended, modified, superseded or waived.
     2.19 Opinions of Financial Advisors. Prior to the execution of this Agreement, the Company’s Board of Directors has received the written opinion or oral opinion to be confirmed in writing of SunTrust Robinson Humphrey, financial advisors to the Company, to the effect that, as of the date of such opinion and, based on the assumptions, qualifications and limitations contained therein, the Merger Consideration, is fair from a financial point of view to holders of Company Common Stock. The Company has made available to Parent a complete and correct copy of such opinion (or if not delivered in writing to Parent prior to the date hereof, the Company will promptly make such opinion available to Parent upon receipt thereof).
     2.20 Taxes.
          (a) Each material Tax Return required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its subsidiaries has been timely filed and each such Tax Return was true and complete in all material respects.
          (b) The Company and each of its subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown as due on Tax Returns that have been filed), and (ii) has withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
          (c) The unpaid Taxes of the Company and its subsidiaries for the period up to the date covered by the Company Balance Sheet did not, as of the date of the Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and will not exceed that reserve as adjusted for operations and transactions through the Closing Date, with the accrued Taxes thereon calculated in accordance with the past custom and practice of the Company and its subsidiaries in filing their Tax Returns.
          (d) Neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return.
          (e) Neither the Company nor any of its subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

          (f) There is no foreign, federal, state or local Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress with respect to a material Tax Return of the Company or any of its subsidiaries.
          (g) Neither the Company nor any of its subsidiaries has received from any foreign, federal, state or local Taxing Authority any (i) written notice indicating an intent to open an audit or other review with respect to material Taxes or (ii) written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company or any of its subsidiaries.
          (h) Neither the Company nor any of its subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 of the Code.
          (i) Neither the Company nor any of its subsidiaries has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the United States Income Tax Regulations (“Treasury Regulations”).
          (j) Neither the Company nor any of its subsidiaries is party to or has any obligation under any Tax-Sharing Agreement or any express or implied tax indemnity or tax allocation agreement or arrangement.
          (k) Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group (as defined below) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. For purposes of this Section 2.20(k), “Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof and for this purpose, a person or persons own a majority ownership interest in such a business entity (other than a corporation) if such person or persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
          (l) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (m) The Company has made available through the data room as of the close of business on January 24, 2008 (as to income Tax Returns) and its corporate headquarters (as to other Tax Returns) to Parent correct and complete copies of all foreign, federal and state income and all state sales and use Tax Returns filed for the Company and each of its subsidiaries and each of the Company’s and its subsidiaries’ predecessor entities, if any, filed since December 31, 2004, and has indicated which, if any, of such Tax Returns have been audited or are currently the subject of audit. The Company has also made available to Parent correct and complete copies of all material examination reports received and all statements of deficiencies assessed against, or agreed to, by the Company or any of its subsidiaries or their predecessor entities with respect to such Tax Returns described in the preceding sentence.
          (n) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
     (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
     (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
     (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);
     (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or
     (v) prepaid amount received on or prior to the Closing Date.
          (o) None of the Company or any of its subsidiaries is subject to any of the limitations in Sections 382 or 383 of the Code with respect to any net operating loss carryforward, capital loss carryover, carryover of excess foreign taxes under Section 904(c) of the Code, carryforward of a general business credit under Section 39 of the Code, or carryover of a minimum tax credit under Section 53 of the Code.
          (p) For purposes of this Agreement, “Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.
          (q) For purposes of this Agreement, “Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.
          (r) For purposes of this Agreement, “Taxing Authority” shall mean any Governmental Entity responsible for the imposition of any Tax.
          (s) For purposes of this Agreement, “Tax Return” shall mean any report, return, document, declaration or other information or filing (including any attached schedules or supporting materials) supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and any amendments thereof.
          (t) For purposes of this Agreement, “Tax Sharing Agreement” shall mean all existing agreements or arrangements (whether or not written) binding the Company or any of its subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability.
     2.21 Employee Benefit Plans and Labor Matters.
          (a) Section 2.21(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, consultancy, non-compete, severance, change of control, or similar agreement, Contract, plan, arrangement or policy and each other Contract, plan, arrangement or policy providing for compensation, bonuses, profit-sharing, stock purchase, stock option or other stock-related rights or other forms of incentive or deferred compensation, fringe benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits and any summary plan descriptions) which covers any current employee or former employee, director or consultant of the Company or its subsidiaries or its ERISA Affiliates or any of their dependents, with respect to which the Company or any of its ERISA Affiliates has any material liability, whether current or contingent (individually, a “Company Employee Plan” and collectively, the “Company Employee Plans”). A copy of each such Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto or a description of each Company Employee Plan that is unwritten, has been made available to Parent together with the most recent annual report (Form 5500 including, where applicable, all schedules and actuarial and accountants’ reports) and Tax Return (Form 990) prepared in connection with any such plan or trust.
          (b) No Company Employee Plan is subject to Title IV of ERISA or Section 412 of the Code.

          (c) No Company Employee Plan is a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA (a “MEWA”) or a multiple employer plan as defined in Section 413(c) of the Code. Neither the Company, any if its subsidiaries nor any of their ERISA Affiliates has (i) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); or (ii) to the knowledge of the Company, ever maintained a Company Employee Plan which was ever subject to the laws of any jurisdiction outside of the United States.
          (d) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Company Qualified Plan”) is so qualified and the plan as currently in effect has received a favorable determination letter to that effect from the Internal Revenue Service, no such determination letter has been revoked and revocation has not been threatened, and to the Company’s knowledge, there is no reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Qualified Plan. Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan with such exceptions as would not have or be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code and the regulations, guidance and notices issued thereunder. The Company has complied in all material respects with the reporting and wage withholding requirements under Section 409A of the Code and applicable IRS guidance. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company or any of its ERISA Affiliates of any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code or any penalty or tax under Section 5.02(i) of ERISA except for any such payment or assessment as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.
          (e) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits or other retiree benefits for any person, retired, former or current employees of the Company or its subsidiaries, except as required by Applicable Law or under Section 4980B of the Code (“COBRA”). No condition exists that would prevent the Company or any of its ERISA Affiliates from amending or terminating any Company Employee Plan providing health or medical benefits in respect of any current or former employees of the Company or its subsidiaries. None of the Company, any if its subsidiaries, or any Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by Applicable Law and there has been no communication to current or former employees by the Company or any of its subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

          (f) All contributions and payments due under each Company Employee Plan, determined in accordance with GAAP, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary Company practice. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. With respect to each Company Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP on the Company’s financial statements. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Company Employee Plan and, if applicable, the Company’s financial statements.
          (g) No employee or former employee of the Company or any of its subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby alone or together with any other event. Except as set forth on Section 2.21(g)(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries, or could limit the right of the Company or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. There is no Contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event. The information set forth on Section 2.21(g)(ii) of the Company Disclosure Schedule regarding severance arrangements for certain executive officers and certain other executives of the Company is true and correct in all material respects as of October 25, 2007.
          (h) No “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that are not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There is no material action, suit, investigation, audit, arbitration or proceeding (i) pending against or involving or, to the knowledge of the Company, threatened against any Company Employee Plan or (ii) involving the Company’s classification of individuals as either employees or independent contractors, in each case, before any arbitrator or any Governmental Entity.
          (i) There is no material action, suit, investigation, audit, arbitration or proceeding (i) pending against or involving or, to the knowledge of the Company, threatened against any Company Employee Plan, (ii) pending or, to the knowledge of the Company, threatened involving the Company’s or any of its subsidiaries’ classification of individuals as either employees or independent contractors, (iii) pending or, to the knowledge of the Company, threatened involving the Company’s or any of its subsidiaries’ classification of Employees as exempt or non-exempt for purposes of wage and hour laws, rules or regulations, or (iv) pending or, to the knowledge of the Company, threatened under any workers compensation policy or long-term disability policy, in each case, before or by any arbitrator or any Governmental Entity other than routine claims for benefits payable under any such policy.
          (j) Neither the Company nor any of its subsidiaries is a party to or subject to or otherwise bound by, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract or understanding with a labor union or organization nor has any labor organization or group of employees of the Company and its subsidiaries made a pending demand for recognition or certification, and, to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority seeking to compel it to bargain with any labor union or labor organization. Neither the Company nor any of its subsidiaries is the subject of any material proceeding, action, claim, grievance, audit or investigation (by or before any arbitrator or any Governmental Entity) and, to the knowledge of the Company, no such material proceeding, action, claim, grievance, audit or investigation is threatened, asserting that the Company or any of its subsidiaries has violated any wage-hour law, rule or regulation, any law, rule or regulation regarding employment discrimination, harassment, retaliation or fair employment practices, any law, rule or regulation regarding workers compensation, payroll and employment related taxes and withholdings, or unemployment insurance, or committed an unfair labor practice or seeking to compel the Company or any of its subsidiaries to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five (5) years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout, material arbitrations or material grievances, involving the Company or any of its subsidiaries. To the knowledge of the Company, as of the date hereof, there are no campaigns being conducted to solicit cards from the Company employees to authorize (or to express an interest in authorizing) representation by a labor organization or other proposed bargaining unit representative.
          (k) Except as to noncompliance that would not have or reasonably be expected to have a Material Adverse Effect on the Company or any of its subsidiaries, each of the Company and its subsidiaries is in compliance with all Applicable Laws, agreements and Employee Plans respecting employment and employment practices, terms and conditions of employment, wages and hours, payroll and employment related taxes, social security, unemployment insurance, workers compensation, and other required withholdings from wages, salaries and other payments to Employees, employee benefits, immigration (including, without limitation, federal, state and local laws and regulations relating to the status, employment and eligibility of employment of all Employees, including without limitation the Immigration Reform Control Act and all rules and regulations of the Bureau of Citizenship and Immigration Services of the U.S. Department of Homeland Security (previously the U.S. Immigration and Naturalization Service)), occupational safety and health, and mass layoffs and plant closings (including, without limitation, the Worker Adjustment and Retraining Notification Act and all similar state and local laws). Neither the Company nor any of its subsidiaries has any employment contracts or, employee agreements, currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or, assignment of inventions), except as set forth on Sections 2.16(a)(i), 2.21(a), 2.21(g) and 2.24 of the Company Disclosure Schedule.
     2.22 Environmental Matters.
          (a) Except as to matters that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
          (i) no written notice, notification, demand, request for information, citation, summons or order has been received by the Company or any of its subsidiaries relating to or arising out of any Environmental Law;
          (ii) there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which allege a violation of, or liability under, any Environmental Law;
          (iii) The Company and its subsidiaries have conducted their business and are in compliance with all Environmental Laws;
          (iv) The Company and its subsidiaries have obtained and are in compliance with all Environmental Permits and such Environmental Permits are valid and in full force and effect;
          (v) To the Company’s knowledge, the properties currently owned or operated by the Company and its subsidiaries (including, without limitation, soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; and
          (vi) neither the Company nor and its subsidiaries has disposed of, released or transported in violation of any applicable Environmental Law any Hazardous Substance except in compliance with Applicable Law.
     2.23 Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions on business combinations set forth in Section 203 of DGCL. Neither the restrictions on business combinations set forth in such Section nor any other Takeover Statute applies or purports to apply to the Merger or any other transactions contemplated by this Agreement. No other Takeover Statute applies to this Agreement or any of the transactions contemplated hereby.
     2.24 Related Party Transactions. Except for indemnification, compensatory or employment-related Contracts, forms of which are filed or incorporated by reference as an exhibit to a Company SEC Document, or “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and each of which has been made available to Parent, there are no Contracts under which the Company or any of its subsidiaries has any existing or future material liabilities between the Company or any of its subsidiaries, on the one hand, and, on the other hand, any (a) executive officer or director of the Company or any of its subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the Company’s outstanding capital stock or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or any of its subsidiaries) in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Related Party Transaction”).
     2.25 Information Supplied. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company’s shareholders or at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.25 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement/Prospectus based upon information furnished by Parent or its representatives specifically for use or incorporation by reference therein.
     2.26 Customers. Section 2.26 of the Company Disclosure Schedule contains a true and complete list of (i) the ten (10) largest customers of the Company’s Women’s and Children’s Health division based on revenues during the nine (9) months ended as of September 30, 2007 and (ii) the ten (10) largest customers of the Company’s Health Enhancement Division based on revenues during the nine (9) months ended as of September 30, 2007 (such customers in clauses (i) and (ii) being collectively referred to herein as the “Major Customers”). Except as set forth in Section 2.26 of the Company Disclosure Schedule, since September 30, 2007, (x) the Company and its subsidiaries have received no written or oral notice that any Major Customer intends to cancel or terminate its agreement with the Company or its subsidiaries and (y) the Company and its subsidiaries have received no written or oral notice that any Major Customer intends to reduce its purchases of goods or services from the Company or its subsidiaries, which reduction would result in a Material Adverse Effect on the Company.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND
MERGER LLC
     Parent, Merger Sub and Merger LLC represent and warrant to the Company as set forth in this Article 3, subject to any exceptions expressly stated in the disclosure schedule delivered by Parent to the Company dated as of the date hereof (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 3 and the disclosure in any section or paragraph shall qualify such sections and paragraphs, as well as other sections and paragraphs in this Article 3 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

     3.1 Organization of Parent , Merger Sub, and Merger LLC.
          (a) Each of Parent, Merger Sub and Merger LLC (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not have a Material Adverse Effect on Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.
          (b) Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent, the Certificate of Incorporation and Bylaws of Merger Sub and the Certificate of Formation of Merger LLC, each as amended to date (collectively, the “Parent Charter Documents”), and each such instrument is in full force and effect. Neither Parent, Merger Sub nor Merger LLC has taken any action in violation of any of the provisions of the Parent Charter Documents.
     3.2 Parent, Merger Sub and Merger LLC Capitalization.
          (a) As of the date of this Agreement, the authorized capital stock of Parent consists solely of 100,000,000 shares of Parent Common Stock, of which there were 77,082,259 shares issued and outstanding as of the close of business on January 24, 2008, 2,666,667 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Parent Series A Preferred Stock”), and 2,333,333 shares of undesignated Preferred Stock, par value $0.001 per share (“Parent Undesignated Preferred Stock” and together with the Parent Series A Preferred Stock, the “Parent Preferred Stock”), of which no shares are issued or outstanding as of the date hereof. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound.
          (b) As of the close of business on January 4, 2008, 10,755,397 shares of Parent Common Stock have been authorized and remain reserved for issuance, of which (i) 8,100,771 shares remain reserved for issuance pursuant to Parent’s 2001 Stock Option and Incentive Plan (the “Parent Stock Option Plan”), subject to adjustment on the terms set forth in the Parent Stock Option Plan, (ii) 2,010,303 shares remain reserved for issuance upon the exercise of outstanding stock options to purchase Parent Common Stock that were not granted under the Parent Stock Option Plan, (iii) 174,536 shares remain reserved for issuance pursuant to Parent’s 2001 Employee Stock Purchase Plan, as amended, and (iv) 469,787 shares were authorized and remain reserved for issuance upon the exercise of outstanding warrants to purchase shares of Parent Common Stock. As of the close of business on January 4, 2008, there were outstanding options to purchase 5,773,040 shares of Parent Common Stock under the Parent Stock Option Plan, and options to purchase 2,327,731 shares of Parent Common Stock remain available for grant thereunder. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as otherwise set forth in this Section 3.2, as of the date hereof there are no equity securities of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities issued, reserved for issuance or outstanding other than such equity securities that do not, in the aggregate, represent in excess of 1% of outstanding shares of Parent Common Stock, on a fully diluted as converted basis.
          (c) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.
          (d) The Parent Series B Preferred Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Parent Charter Documents or any agreement or document to which Parent is a party or by which it or its assets is bound. The shares of Parent Common Stock to be issued upon conversion of the Parent Series B Preferred Stock, and when issued in accordance with the terms of the Certificate of Designations with respect to the Parent Series B Preferred Stock, will be validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Parent Charter Documents or any agreement or document to which Parent is a party or by which it or its assets is bound.
     3.3 Subsidiaries.
          (a) Each of Parent’s subsidiaries is an entity duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each such subsidiary of Parent is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. All Significant Subsidiaries (as defined in Regulation S-X of the 1934 Act) of Parent and their respective jurisdictions of incorporation are identified in the Form 10-K filed by Parent on March 1, 2007.
          (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each of Parent’s subsidiaries is owned by Parent, directly or indirectly, free and clear of any Lien (other than statutory Liens for Taxes not yet payable) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of Parent’s subsidiaries or (ii) options or other rights to acquire from Parent or any of its subsidiaries, or other obligations of Parent or any of its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any subsidiary of Parent (the items in clauses (i) and (ii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Subsidiary Securities.
     3.4 Authority; Non-Contravention.
          (a) Each of Parent, Merger Sub and Merger LLC have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub and Merger LLC, subject only to the filing of the Certificate of Merger and the Certificate of Merger to be filed in connection with the Upstream Merger, (the “Certificate of Upstream Merger”) in each case pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Parent, Merger Sub and Merger LLC and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligations of Parent, Merger Sub and Merger LLC, enforceable against Parent, Merger Sub and Merger LLC in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.
          (b) The execution and delivery of this Agreement by Parent, Merger Sub and Merger LLC does not, and the performance of this Agreement by Parent, Merger Sub and Merger LLC will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Applicable Law applicable to Parent, Merger Sub or Merger LLC or by which Parent or Merger Sub or any of their respective material properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s, Merger Sub’s or Merger LLC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent, Merger Sub or Merger LLC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent, Merger Sub or Merger LLC is a party or by which Parent, Merger Sub or Merger LLC or any of their respective properties are bound or affected, except in the case of this clause (iii) as would not reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, considered as a whole.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent, Merger Sub or Merger LLC in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Certificate of Upstream Merger, (iii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and a Schedule 13D with regard to the Voting Agreement in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration

Statement, (iv) the filing of Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, together with the filing of any other comparable pre-merger notification forms required by the merger notification or control laws of any other applicable jurisdiction, as agreed by the parties hereto, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.
     3.5 SEC Filings; Parent Financial Statements.
          (a) Since January 1, 2006, Parent has filed all forms, reports and documents required to be filed by Parent with the SEC and (if and to the extent such forms, reports and documents are not available on EDGAR) has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if subsequently amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.
          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the requirements of Form 10-Q or Form 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations, cash flows and shareholders’ equity for the periods indicated, except that the unaudited interim financial statements may not contain all the footnotes required by GAAP for audited statements and were or are subject to normal and recurring year-end adjustments that Parent does not expect to be material, individually or in the aggregate. The balance sheet of Parent contained in Parent SEC Reports as of September 30, 2007 is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except for (i) liabilities reflected on the Parent Balance Sheet, (ii) liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices, (iii) liabilities incurred in connection with this Agreement and (iv) liabilities that would not have a Material Adverse Effect on Parent.

          (c) Parent has not been notified by its independent registered public accounting firm or by the staff of the SEC that such firm or the staff of the SEC, as the case may be, is of the view that any financial statement included in any registration statement filed by Parent under the Securities Act or any periodic or current report filed by Parent under the Exchange Act should be restated, or that Parent should modify its accounting in future periods in a manner that would be materially adverse to Parent.
          (d) Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to Parent, and any related rules and regulations promulgated by the SEC. Parent’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) are effective in all material respects. Neither Parent nor, to Parent’s knowledge, its independent auditors have identified (i) any significant deficiency or material weakness in Parent’s internal control over financial reporting, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or Parent’s internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing. Since September 30, 2007, there has not been any change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     3.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, there has not been: (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or service providers following their termination of service pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent’s or any of its subsidiaries’ capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any material revaluation by Parent of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business.
     3.7 Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its subsidiaries (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be set forth on a consolidated balance sheet or notes thereto of Parent and its subsidiaries other than:
          (a) liabilities or obligations reflected on or reserved against in the Parent Balance Sheet or disclosed in the notes thereto; and
          (b) liabilities or obligations incurred since September 30, 2007 that would not, individually or in the aggregate, be, or reasonably be expected to have a Material Adverse Effect on Parent.

     3.8 Compliance with Laws.
          (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of (i) any Applicable Law or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent’s knowledge, no investigation or review by any Governmental Entity is pending or has been threatened against Parent or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent and its subsidiaries as currently conducted.
          (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to or required for the operation of the business of Parent and of its subsidiaries as currently conducted (collectively, the “Parent Permits”), except where the failure to hold any permit, license, variance, exemption, order or approval would not reasonably be expected to have a Material Adverse Effect on Parent. Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except as would not reasonably be expected to have a Material Adverse Effect on Parent.
     3.9 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged in any proceeding the legal right of Parent or any of its subsidiaries to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted.
     3.10 Disclosure. The information regarding Parent incorporated by reference in, or supplied by Parent for inclusion in, the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information regarding Parent incorporated by reference in, or supplied by Parent for inclusion in, the Proxy Statement/Prospectus shall not, as of the date the Proxy Statement/Prospectus is mailed to the shareholders of the Company, as of the time of the Company Shareholders’ Meeting, or as of the Effective Time, (a) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) omit to state any material fact necessary to correct any statement regarding Parent, Merger Sub or Merger LLC in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers, directors or shareholders shall become known by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents or incorporated by reference into any of the foregoing documents from the Company SEC Reports.
     3.11 Brokers’ and Finders’ Fees. Except for fees payable to Covington Associates, LLC, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     3.12 Accounting System. Parent and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     3.13 Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub, Merger LLC or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Company Securities and none of Parent, Merger Sub, Merger LLC or their respective Affiliates holds any rights to acquire or vote any shares of Company Securities except pursuant to this Agreement.
     3.14 Certain Agreements. There are no Contracts between Parent, Merger Sub or Merger LLC, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement.  Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated thereby for purposes of the applicable provisions of the DGCL, neither Parent, Merger Sub nor Merger LLC, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.
     3.15 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby.  The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger or the Upstream Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole member of Merger LLC is the only vote or consent of the holders of any class or series of limited liability company interests of Merger LLC necessary to approve this Agreement, the Merger or the Upstream Merger or the transactions contemplated hereby.
ARTICLE 4
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of the Company and its subsidiaries shall, except to the extent that Parent shall otherwise previously consent in writing (which consent shall not be unreasonably withheld), carry on its business in the usual, regular and ordinary course of business, in substantially the same manner as heretofore conducted and in compliance in all material respects with all Applicable Laws, pay its debts and Taxes in the ordinary course of business consistent with past practice, subject to good faith disputes over such debts or Taxes, and pay or perform other material obligations in the ordinary course of business consistent with past practice, and use its commercially reasonable efforts consistent with past practice to (i) preserve intact its present business organization, (ii) to keep available the services of its officers and employees and (iii) continue to manage in the ordinary course of business its business relationships with third parties.
     In addition, except as permitted by the terms of this Agreement and except as set forth in Section 4.1 of the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:
          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted to any employee, consultant, director or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire capital stock;
          (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously made available or disclosed in writing to Parent, or adopt any new severance plan;
          (c) Transfer or license to any person or entity or otherwise extend, abandon, allow to be canceled, amend or modify in any material respect any Company Intellectual Property (except for such issuances, registrations or applications that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment), other than in the ordinary course of business consistent with past practice;
          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split,

combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;
          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment or service relationship with any employee or service provider pursuant to option agreements or purchase agreements in effect on the date hereof;
          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options, (ii) granting to employees or other service providers (other than directors or officers of the Company) Company Options to acquire no more than the number of shares set forth in Section 4.1(f) of the Company Disclosure Schedule under the Company Option Plans that are existing as of the date hereof in the ordinary course of business consistent with past practice in connection with periodic compensation reviews, ordinary course promotions or to new hires; provided, however, that no Company Options permitted to be granted under this clause (ii) may provide for any acceleration of any benefit, directly or indirectly, as a result of the transactions contemplated by this Agreement or any termination of employment or service thereafter or (iii) shares of Company Common Stock pursuant to the terms and conditions of the Company ESPP;
          (g) Cause, permit or propose any amendments to the Certificate of Incorporation or Bylaws of the Company or to the charter documents of any subsidiary of the Company;
          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, business organization or other person or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic relationships or alliances or make any material loan or advance to, or investment in, any person, except for loans or capital contributions to a subsidiary or advances of routine business or travel expenses to employees, officers or directors in the ordinary course of business consistent with past practice;
          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, other than inventory in the ordinary course of business or immaterial assets;
          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables in the ordinary course of business or (ii) pursuant to existing credit facilities in the ordinary course of business;
          (k) Except as expressly disclosed on Section 4.1(k) to the Company Disclosure Schedule, adopt or, except as required by Applicable Laws or for amendments necessary to comply with the requirements of Section 409A of the Code, amend any Company Employee Plan, employee agreement or other employee benefit plan or equity plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance, change in control, termination or indemnification payments) of its directors, officers, employees or consultants, or change in any material respect any management policies or procedures, other than salary increases and bonuses for employees (other than executive officers and directors) in the ordinary course of business consistent with past practice;
          (l) Make any capital expenditures other than capital expenditures identified in the Company’s 2008 capital expenditure model, as provided to Parent, and such capital expenditures shall not exceed $7,000,000 in the aggregate;
          (m) Modify, amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder, except in the ordinary course of business consistent with past practice;
          (n) Enter into any new agreement that, if entered into prior to the date hereof, would have been required to be listed in Section 2.16 of the Company Disclosure Schedule as a Material Contract;
          (o) Enter into, modify, amend or cancel any material development services, licensing, distribution, purchase, sales, sales representation or other similar agreement or obligation with respect to any Company Intellectual Property that is material to the operation of the business of the company as currently conducted or as currently contemplated to be conducted;
          (p) Materially revalue any of its assets or, except as required by GAAP, make any change in tax or accounting methods, principles or practices;
          (q) Discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), including any liability for Taxes, other than the discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Company Balance Sheet or incurred since September 30, 2007 in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party; provided, however, that the discharge or settlement of any disputed claim, liability or other controversy in the amount of less than $500,000 shall not be deemed to be prohibited by the foregoing;

provided, however, that no pending or threatened claim brought by or on behalf of the Company’s shareholders may be settled without the prior written consent of Parent;
          (r) Except as required by Applicable Law, make any material Tax election inconsistent with past practices or agree to an extension of a statute of limitations for any assessment of any Tax;
          (s) Take any action that is intended or would reasonably be expected to prevent or materially impede the consummation of any of the transactions contemplated by this Agreement, including with respect to any “poison pill” or similar plan, agreement or arrangement, any other anti-takeover measure, or any Takeover Statute;
          (t) Take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Article 6 not being satisfied; or
          (u) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through 4.1(t) above.
ARTICLE 5
ADDITIONAL AGREEMENTS
     5.1 Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings.
          (a) As promptly as practicable after the execution of this Agreement and in any event within 20 Business Days of the date hereof, the Company and Parent will prepare and file with the SEC the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent will respond to any comments of the SEC and will use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company will cause the Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Proxy Statement/Prospectus in light of the date set for the Company Shareholders’ Meeting.
          (b) As promptly as practicable after the execution of this Agreement and in any event within 20 Business Days of the date hereof, each of the Company and Parent will prepare and file (i) Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, (ii) any other pre-merger notification forms required by the merger notification or control laws of any other applicable jurisdiction, as agreed by the parties hereto (all such filings under clauses (i) and (ii), the “Antitrust Filings”), and (iii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Parent and Company shall seek early termination of the waiting period under the HSR Act.
          (c) Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus or the Merger. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all Applicable Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.
     5.2 Meeting of Company Shareholders.
          (a) Promptly after the date hereof, the Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of the Company’s shareholders (the “Company Shareholders’ Meeting”), to be held as promptly as practicable, and in any event (to the extent permissible under Applicable Law) within forty-five (45) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval of the Merger and adoption of this Agreement. Subject to Section 5.2(d), the Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Merger and adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the Nasdaq Stock Market, LLC (“NASDAQ”) or the DGCL to obtain such approvals. The Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s shareholders in advance of a vote on the approval of the Merger and adoption of this Agreement or, if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting. The Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Shareholders’ Meeting are solicited, in compliance with the DGCL, its Certificate of Incorporation and Bylaws, the applicable rules of NASDAQ and all other Applicable Laws. The Company’s obligation to call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Offer (each as defined below), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to this Agreement or the Merger or by any other act or action, including any action contemplated by Sections 5.2 or 5.4. Upon termination of this Agreement in accordance with Section 7.1, the Company will have no obligation to call, give notice of, convene or hold the Company Shareholders’ Meeting in accordance with this Section 5.2(a).
          (b) Subject to Section 5.2(c): (i) the Board of Directors of the Company shall recommend that the Company’s shareholders vote in favor of the approval of the Merger and adoption of this Agreement at the Company Shareholders’ Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that the Company’s shareholders vote in favor of the approval of the Merger and adoption of this Agreement at the Company Shareholders’ Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company’s shareholders vote in favor of the approval of the Merger and adoption of this Agreement.
          (c) Prior to the approval of the Merger and the adoption of this Agreement at the Company Shareholders’ Meeting and provided that the Company shall not have violated any of the restrictions set forth in this Section 5.2 or Section 5.4, if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under Applicable Law, nothing in this Agreement shall prevent the Board of Directors of the Company from (A) withholding, withdrawing, amending or modifying its recommendation (a “Change of Recommendation”) that the Company’s shareholders vote in favor of the approval of the Merger and adoption of this Agreement and/or (B) terminating this Agreement pursuant to Section 7.1(f) and entering into an agreement with respect to such Superior Offer if, and only if, (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided prompt (and in any event within thirty-six (36) hours) written notice to Parent (a “Notice of Superior Offer”) advising Parent that the Company has received a Superior Offer specifying all of the terms and conditions of such Superior Offer, identifying the person or entity making such Superior Offer, and providing a copy of all documentation relating to the Superior Offer, and (iii) Parent shall not, within three (3) Business Days of Parent’s receipt of the Notice of Superior Offer, have made an offer (a “Counterproposal”) that the Company’s Board of Directors reasonably determines in good faith (after consultation with its outside financial advisor) to be at least as favorable to the Company’s shareholders as such Superior Offer. The Company shall provide Parent with prior notice of its intention to make such Change of Recommendation and/or take action with respect to such Superior Offer, as applicable (a “Notice of Change of Recommendation”), no later than (i) three (3) Business Days prior to such Change of Recommendation or other action or (ii) two (2) Business Days after any Counterproposal made by Parent pursuant to Section 5.2(c)(B)(iii) (the “Notice Period”). For the avoidance of doubt, the parties hereto acknowledge and agree that (i) if there is any revision to the financial terms or any other material term of an Acquisition Proposal which revision affects the determination of whether an Acquisition Proposal is a Superior Offer to the Merger or any Counterproposal, the Company shall extend the Notice Period as necessary to ensure that at least two (2) Business Days remain in the Notice Period and (ii) any Notice of Superior Offer shall also constitute a

Notice of Change of Recommendation if Parent does not make a Counterproposal prior to the expiration of the period set forth in Section 5.2(c)(B)(iii).
     For purposes of this Agreement, a “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would, as a result of such transaction, hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (including by way of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 50% or more of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of the Company determines in good faith (after consultation with its outside financial advisers and after taking into account, among other things, the financial, legal and regulatory aspects of such offer (including any financing required and the availability thereof), as well as any revisions to the terms hereof proposed by Parent pursuant to Section 5.2(c) (including any Counterproposal)) is more favorable to the Company shareholders than the terms of the Merger (taking into account any revisions to the terms hereof proposed by Parent pursuant to Section 5.2(c) (including any Counterproposal)).
          (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), if, in the good faith judgment of the Company’s Board of Directors, after consultation with its outside counsel, such disclosure is required in order for the Board of Directors to comply with its fiduciary obligations, or is otherwise required, under Applicable Law; provided that the Company shall not disclose a position constituting a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.2(c); and provided, further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Company’s Board of Directors expressly publicly reaffirms the recommendation to approve the Merger and this Agreement (x) in such communication or (y) within two (2) Business Days after requested to do so by Parent.
     5.3 Confidentiality; Access to Information.
          (a) The parties acknowledge that the Company and Parent have previously executed that certain confidentiality agreement dated as of November 14, 2007 between the Company and Parent, as amended to date (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.
          (b) Parent, on the one hand, and the Company, on the other, will afford the other party and the other party’s accountants, counsel and other representatives reasonable access during regular business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as the other party may reasonably request. Any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained by a party in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding the foregoing, (i) the Company may restrict the foregoing access to the extent that any Applicable Law (including Applicable Laws relating to the exchange of information and all applicable antitrust, competition and similar laws, and attorney-client and other privileges) requires the Company or its subsidiaries to restrict or prohibit such access and (ii) nothing herein shall require the Company to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of the Company existing as of the date hereof; provided, however, that the Company shall use commercially reasonable efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable.
     5.4 No Solicitation.
          (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant its terms, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action intended or known to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to refer them to the provisions of this Section 5.4 (a), (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval of the Merger and adoption of this Agreement at the Company Shareholders’ Meeting, this Section 5.4(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company reasonably determines in good faith (after consultation its outside financial advisors) constitutes, or is reasonably likely to lead to, a Superior Offer; provided, however, that (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that such action is reasonably necessary in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under Applicable Law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company shall have given Parent prompt (and in any event within thirty-six (36) hours) written notice of the identity of such person or group and the material terms and conditions of such Acquisition Proposal and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company shall have received from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company shall have furnished such nonpublic information to Parent (to the extent such nonpublic information shall not have been previously furnished by the Company to Parent). The Company and its subsidiaries shall immediately cease, and cause their respective officers, directors, affiliates, employees, investment bankers, attorneys and other advisors and representatives to cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.
     For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% beneficial ownership interest in the total outstanding voting securities of Company or any of its subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its subsidiaries; (C) any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries pursuant to which the shareholders of the Company immediately preceding such transaction hold or, in the case of a subsidiary of the Company, the Company holds, less than 85% of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any assets of the Company or any of its subsidiaries that generate or constitute 10% or more of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole; or (E) any liquidation, dissolution, recapitalization or other reorganization of the Company or any of its subsidiaries.
          (b) In addition to the obligations of the Company set forth in Section 5.4(a), the Company as promptly as practicable, and in any event within thirty-six (36) hours of its receipt, shall advise Parent orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and provide copies of all written materials sent or provided to the Company by or on behalf of any person or group or provided to any such person or group by or on behalf of the Company. The Company will keep Parent promptly informed of any material change in the status of or material change in the proposed terms and conditions (including all material revisions or material proposed revisions) of any such Acquisition Proposal, request or inquiry.

          (c) The Company also shall promptly (but in no event later than five (5) Business Days after the execution of this Agreement) request each Person that since January 1, 2006 has executed a confidentiality agreement in connection with its consideration of a possible business combination with or equity investment in the Company to return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all confidential information heretofore furnished to such Person by or on behalf of Company, subject to the terms of the applicable confidentiality agreement; provided however, that the Company need not take the actions described in this sentence with respect to any Person if, prior to the date of this Agreement, the Company has made a request to such Person of the type described in this sentence and on or after the date of such request the Company has not furnished any additional Confidential Information to such Person.
     5.5 Public Disclosure. Parent and the Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with AMEX or the NASDAQ, as the case may be. The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement.
     5.6 Reasonable Best Efforts; Notification.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) causing the conditions precedent set forth in Article 6 to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from, and providing all necessary notices to third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of categories of assets of Parent or any of its affiliates or the Company or any of its subsidiaries or the holding separate shares of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).
          (b) Each of the Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) any litigation relating to, involving or otherwise affecting the Company, Parent or their respective subsidiaries that relates to the Merger or any of the other transactions contemplated by this Agreement. The Company shall give prompt written notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt written notice to the Company of any representation or warranty made by it, Merger Sub or Merger LLC contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent, Merger Sub or Merger LLC to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
     5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the Merger and the other transactions contemplated hereby.
     5.8 Stock Options.
          (a) At the Effective Time, each outstanding Company Option will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option Plan, if any, pursuant to which the Company Option was issued and any option agreement between the Company and the optionee with regard to the Company Option immediately prior to the Effective Time, except that (i) each Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing (A) the per share exercise price under such Company Option by (B) the Option Exchange Ratio rounded up to the nearest whole cent. For purposes of this Agreement, “Option Exchange Ratio” means the quotient obtained by dividing the closing price of a share of Company Common Stock on the last trading day immediately prior to the Effective Time, as reported on the NASDAQ Global Select Market by the average closing price of a share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the American Stock Exchange LLC (“AMEX”).
          (b) It is intended that Company Options assumed by Parent shall be adjusted in a manner consistent with Section 424 of the Code (whether or not such Company Options qualify as incentive stock options under Section 422 of the Code) and the provisions of this Section 5.8 shall be applied consistent with such intent.
     5.9 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options promptly, but in no event later than two (2) Business Days, following the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such Company Options remain outstanding.
     5.10 Indemnification and Insurance.
          (a) Indemnity. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by Applicable Laws, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now or who becomes prior to the Effective Time an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim or action that is based in whole or in part on, or arises in whole or in part out of, the fact that such person is or was a director or officer of the Company or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), to the same extent such persons are entitled to be indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its subsidiaries pursuant to the Company’s Certificate of Incorporation or Bylaws, and indemnification agreements of the Company and its subsidiaries in existence on the date hereof with such persons. The Certificate of Incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law.
          (b) Insurance. For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the directors’ and officers’ liability insurance maintained by the Company covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof (the “D&O Insurance”) for events occurring prior to the Effective Time on terms comparable to those applicable to the current directors and officers of the Company for a period of six (6) years;

provided that if the existing D&O Insurance expires, is terminated or is canceled during such six-year period, Parent shall cause the Surviving Corporation to substitute therefor policies containing terms and conditions which are in all material respects no less favorable in the aggregate than those applicable to the current directors and officers of the Company; provided, however, that in no event will the Surviving Corporation be required in any given year to expend in excess of 300% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 300% of the annual premium currently paid by the Company for such coverage, Parent shall cause the Surviving Corporation to maintain the maximum amount of coverage as is available for such 300% of such annual premium). To the extent that a six-year “tail” policy to extend the Company’s existing D&O Insurance is available prior to the Closing, the Company may obtain such “tail” policy and such “tail” policy shall satisfy Parent’s obligation under this Section 5.10(b).
          (c) Third-Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns.
     5.11 Stock Exchange Listing. Parent agrees to use commercially reasonably efforts to authorize for listing on AMEX the shares of Parent Series B Preferred Stock issuable in connection with the Merger, and the shares of Parent Common Stock issuable upon conversion of the shares of Parent Series B Preferred Stock and pursuant to the exercise of Company Options assumed by Parent and, effective upon official notice of issuance.
     5.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.
     5.13 Certain Employee Benefits.
          (a) Effective as of the day immediately preceding the Closing Date, the Company and its Affiliates, as applicable, shall each terminate any plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (the “401(k) Plan(s)”). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors.
          (b) As of the Closing Date, Parent will either (i) permit employees of the Company and each of its subsidiaries who continue employment with Parent or the Surviving Corporation following the Closing Date (“Continuing Employees”), and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time off plans or programs, but excluding any equity based plans) of Parent on terms no less favorable than those provided to similarly situated employees of Parent, (ii) continue comparable Company Employee Plans other than the 401 (k) Plans (except as otherwise provided pursuant to Section 5.13(a)), or (iii) a combination of clauses (i) and (ii) (it being understood that Parent shall have no obligation to continue any Company Employee Plan not comparable to plans or programs of Parent in effect on the Closing Date). To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Closing Date, (A) each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual) under such plan for years of service with the Company (or any of its subsidiaries), including predecessor employers acquired directly or indirectly by the Company prior to the Closing Date, and (B) Parent will use commercially reasonable efforts to (1) cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate to be waived to the extent such limitations, waiting periods and requirements have already been met under the Company Employee Plan and (2) provide for credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date. Notwithstanding anything contained herein to the contrary, for a period of twelve (12) months from and after the Closing Date, the Company severance policy, as in effect immediately prior to the date hereof and disclosed on Section 2.21(a) of the Company Disclosure Schedule shall apply to Continuing Employees, subject to any reasonable modifications to the benefit continuation provisions of such policy as may be necessary to comport with any changes to the benefit plans and programs applicable to Continuing Employees and giving service credit for such Continuing Employee’s prior service with the Company or any of its subsidiaries (or their predecessor entities).
     5.14 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Laws) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article 1 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Series B Preferred Stock (including derivative securities with respect to Parent Series B Preferred Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     5.15 Qualification as a Reorganization.
          (i) The parties hereto intend that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes, shall constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The parties shall report, act and file all Tax Returns consistent with the foregoing treatment and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment, unless required to do so by Applicable Law.
          (ii) None of the parties hereto is aware of any facts or circumstances that would preclude the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes, from qualifying for treatment as a reorganization for U.S. federal income tax purposes.
          (iii) Each of the parties hereto agrees not to take any action (or fail to take any action), either prior to or following the Closing, that would reasonably be expected to cause the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations thereunder. Each of the parties hereto shall use its reasonable best efforts to cause the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes, to qualify as “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.
     5.16 Merger Sub Compliance. Parent shall cause each of Merger Sub and Merger LLC to comply with all of their respective obligations under or relating to this Agreement. Neither Merger Sub nor Merger LLC shall engage in any business which is not in connection with the Merger and the transactions contemplated hereby.
     5.17 Resignations. The Company shall use commercially reasonable efforts to cause each director of the Company and its subsidiaries to deliver to Parent written resignations from such position as director, effective at or before the Effective Time.
     5.18 Payoff Letters. At or prior to the Effective Time, the Company and its subsidiaries shall repay or obtain payoff (or unwinding or termination) letters in form and substance reasonably satisfactory to Parent to permit with respect to all indebtedness listed on Section 5.18 of the Company Disclosure Schedule the repayment, defeasance and/or refinancing of such indebtedness as described therein, together with any other consents or approvals required in order to allow Parent to repay all such indebtedness on the Closing Date by the delivery of funds to the holders of such indebtedness.
     5.19 Upstream Merger. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall merge with and into Merger LLC. From and after the effectiveness of the Upstream Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger LLC shall continue as the surviving entity in the Upstream Merger (the “Surviving Company”) and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company. The Upstream Merger shall have the effects set forth in Section 259 of the DGCL. Parent and Merger LLC shall take all steps and actions as shall be required to cause the Surviving Corporation and Merger LLC to consummate the Upstream Merger as set forth in this Section 5.19.

     5.20 Certificate of Designation. Parent agrees to prepare and file a Certificate of Designations with respect to the Parent Series B Preferred Stock in form and substance reasonably satisfactory to the Company and containing the terms set forth on Exhibit B hereto and other customary terms as to which the parties will negotiate in good faith.
ARTICLE 6
CONDITIONS TO THE MERGER
     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
          (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.
          (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), including under the HSR Act, which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or any other material transaction contemplated hereby. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.
     6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. Each representation and warranty of Parent, Merger Sub and Merger LLC contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct (without regard to any qualification or exception relating to materiality or Material Adverse Effect) on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, individually or in the aggregate, as does not constitute a Material Adverse Effect on Parent as of the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in (1) the first sentence of Section 3.2(a), (2) the first sentence of Section 3.2(b) and (3) Section 3.4(a) (all of which representations in clauses (1) through (3) shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded).
          (b) Agreements and Covenants. Parent, Merger Sub and Merger LLC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
          (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.
          (d) Officer’s Certificate. The Company shall have received a certificate, in form and substance reasonably satisfactory to the Company, signed on behalf of Parent by an authorized officer of Parent, to the effect set forth in Sections 6.2(a), 6.2(b) and 6.2(c).
          (e) Tax Opinion. The Company shall have received an opinion of Troutman Sanders LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that it is more likely than not that the Merger and the Upstream Merger, considered together as a single integrated transaction, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(a)(1)(A) of the Code; provided, however, that if Troutman Sanders LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Goodwin Procter LLP renders such opinion to the Company. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.
          (f) Stock Exchange Listing. The shares of Parent Series B Preferred Stock to be issued in the Merger and the shares of Parent Common Stock issuable upon conversion thereof, shall have been approved for listing on AMEX, subject to official notice of issuance.
          (g) Market Maker. UBS Securities LLC (or another financial institution reasonably acceptable to the Company) (the “Market Maker”) shall have confirmed to the Company that it is qualified and intends to serve as a registered trader, or market maker, for the Parent Series B Preferred Stock on AMEX from and after the Effective Time and the Market Maker shall have conducted a “road show” or similar marketing efforts with respect to the Parent Series B Preferred Stock prior to the Effective Time, in each case, to the extent not prohibited by Applicable Law or the rules and regulations of any self regulatory organization.
     6.3 Additional Conditions to the Obligations of Parent, Merger Sub and Merger LLC. The obligations of Parent, Merger Sub and Merger LLC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
          (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct (without regard to any qualification or exception relating to materiality or Material Adverse Effect) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, individually or in the aggregate, as does not constitute a Material Adverse Effect on the Company as of the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.1, 2.2, 2.5, 2.9 and 2.18 (all of which representations in shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded).
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
          (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement and be continuing.
          (d) Officer’s Certificate. Parent shall have received a certificate, in form and substance reasonably satisfactory to Parent, signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, to the effect set forth in Sections 6.3(a), 6.3 (b) and 6.3(c).
          (e) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity, including under the HSR Act, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of the Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such shares.
          (f) Tax Opinion. Parent shall have received an opinion of Goodwin Procter LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that it is more likely than not that the Merger and the Upstream Merger, considered together as a single integrated transaction, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(a)(1)(A) of the Code; provided, however, that if Goodwin Procter LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent if Troutman Sanders LLP renders such opinion to Parent.

The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the shareholders of the Company:
          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;
          (b) by either the Company or Parent if the Merger shall not have been consummated by July 31, 2008 (the “Termination Date”) for any reason; provided, however, that if the Merger shall not have been consummated solely due to the waiting period under the HSR Act (or any extension thereof) not having expired or been terminated, then the Termination Date shall be extended until October 31, 2008; and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
          (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;
          (d) by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the later of (i) a meeting of the Company shareholders duly convened therefor; or (ii) at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Shareholder Approval shall have been caused by (i) the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Parent;
          (e) by Parent (at any time prior to the Company Shareholder Approval) if a Triggering Event (as defined below) shall have occurred;
          (f) by the Company (at any time prior to the Company Shareholder Approval), upon a Change of Recommendation in connection with a Superior Proposal; provided, however, that contemporaneously with the termination of this Agreement, (i) the Company pays to Parent the Termination Fee (as defined in Section 7.3(b)) and (ii) the Company enters into a definitive agreement to effect such Superior Proposal;
          (g) by the Company, upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 7.1(g) for thirty (30) days after delivery of written notice from the Company to Parent of such breach and intent to terminate; provided, however, Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by Parent is cured during such 30-day period, or if the Company shall be in material breach of this Agreement); or
          (h) by Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 7.1(h) for thirty (30) days after delivery of written notice from Parent to the Company of such breach and intent to terminate, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by the Company is cured during such 30-day period, or if Parent shall be in material breach of this Agreement).
     For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withheld or withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the approval of the Merger and adoption of this Agreement or failed to call and hold the Company Shareholder Meeting in accordance with Section 5.2; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the approval of the Merger and adoption of this Agreement; (iii) the Board of Directors of the Company fails publicly to reaffirm its recommendation in favor of the approval of the Merger and adoption of this Agreement within five (5) Business Days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of the Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) the Company shall have breached any of the provisions of Sections 5.2 or 5.4 and such breach has led to or resulted in an Acquisition Proposal being made; or (vii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.
     7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this

Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
     7.3 Fees and Expenses.
     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto (including SEC filing fees).
     (b) In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), 7.1(d), 7.1(e) or
7.1(f), the Company shall promptly, but in no event later than two days (or if such day is not a Business Day, the next succeeding Business Day) after the date of such termination, pay Parent a fee equal to $27,000,000 in immediately available funds (the “Termination Fee”); provided, however, that in the case of a termination under Sections 7.1(b) or 7.1(d) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or the Company enters into a binding agreement providing for a Company Acquisition and (ii) such payment shall be made promptly, but in no event later than two days (or if such day is not a Business Day, the next succeeding Business Day) after the consummation of such Company Acquisition or the entry by the Company into such agreement; and provided, further, that in the case of termination pursuant to Section 7.1(f), the Company shall pay the Termination Fee contemporaneously with the termination of this Agreement.
     (c) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would enter into this Agreement. Accordingly, if the Company or Parent fails to pay in a timely manner amounts due pursuant to Section 7.3(b), and, in order to obtain such payment, the Company or Parent makes a claim for such amounts that results in a judgment against the other for the amounts described in Section 7.3(b), the judgment debtor shall pay to the judgment creditor its reasonable costs and expenses (including reasonable attorneys’ fees and expenses as provided in Section 8.7(b)) in connection with such suit, together with interest on the amounts described in Section 7.3(b) (at the prime rate of Bank of America in effect on the date such payment was required to be made) from such date until the payment of such amount (together with such accrued interest). The Parties acknowledge and agree that in the event that the Termination Fee becomes payable and is paid by Company pursuant to this Section 7.3, the right to receive such amount shall constitute such party’s sole and exclusive remedy under this Agreement other than with respect to a willful or intentional material breach of this Agreement; provided, however, that acceptance by Parent of the Termination Fee required to be paid pursuant to this Section 7.3 shall constitute Parent’s sole and exclusive remedy for any breach of this Agreement, including with respect to any breach of Section 5.4. In no event shall the Termination Fee be payable on more than one occasion or as a result of more than one event.
     For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries pursuant to which the shareholders of the Company immediately preceding such transaction hold or, in the case of a subsidiary, the Company holds, less than 50% of the aggregate equity interests in the surviving, resulting or parent entity of such transaction, (ii) a sale or other disposition by the Company or any of its subsidiaries of assets representing in excess of 50% of the aggregate fair market value of the Company’s consolidated business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or any of its subsidiaries), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company or any of its subsidiaries.
     7.4 Amendment. Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company; provided, however, that after approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.
     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE 8
GENERAL PROVISIONS
     8.1 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the Company, Parent, Merger Sub and Merger LLC contained in this Agreement shall terminate at the Effective Time, and only the covenants and agreements that by their express terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):
(a) if to Parent, Merger Sub or Merger LLC, to:
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
Facsimile: (781) 647-3939
Attention: Chairman, Chief Executive Officer and President and
          General Counsel
with a copy to:
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Facsimile: (617) 523-1231
Attention: Scott F. Duggan
(b) if to the Company, to:
Matria Healthcare, Inc.
1850 Parkway Place, Suite 1200
Marietta, Georgia 30067
Facsimile: (770) 767-7769
Attention: General Counsel
with a copy to:
Troutman Sanders LLP
600 Peachtree Street, N.E.
Atlanta, Georgia 30308
Facsimile: 404-962-6599
Attention: James L. Smith III
          David W. Ghegan
     8.3 Interpretation; Certain Defined Terms.
          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Unless otherwise indicated to the contrary, (i) reference to an entity shall be deemed to include such entity and all direct and indirect subsidiaries of such entity, taken as a whole, and (ii) reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended. Reference to forms, reports, documents and information filed or required to be filed with the SEC shall be deemed to include forms, reports, documents and information furnished or required to be furnished to the SEC.
          (b) For purposes of this Agreement, “Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or investigation as to which written notice has been provided to the applicable party or of which such party is aware.
          (c) For purposes of this Agreement, “Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with that person.
          (d) For purposes of this Agreement, “Applicable Law” shall mean, with respect to any person, any United States federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, ordinance, writ, regulation, order, injunction, judgment, decree, ruling, agency requirement, stipulation, determination, award or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to that person.
          (e) For purposes of this Agreement, “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) other than a day on which banks are required or authorized to close in the City of New York.
          (f) For purposes of this Agreement, “Contract” shall mean any note, bond, mortgage, franchise, indenture, contract, agreement, arrangement, lease, license, permit, Lien Instrument or other instrument or obligation.
          (g) For purposes of this Agreement, “Environmental Laws” shall mean any Applicable Laws or any agreement with any Governmental Entity relating to (i) the protection, preservation, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the manufacture, handling, transport, use, treatment, storage, disposal, release or threatened release of any Hazardous Substances, or (iii) pollution, noise, odor or wetlands protection.
          (h) For purposes of this Agreement, “Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals, tariffs, grants, easements, variances, exceptions, consents, orders, authorizations and other similar authorizations of Governmental Entity required by Environmental Laws for the operation of the business of Parent or the Company, as the case may be, or any of its respective Subsidiaries, as currently conducted or as currently contemplated to be conducted.

          (i) For purposes of this Agreement, “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
          (j) For purposes of this Agreement, “ERISA Affiliate” of any entity shall mean any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its subsidiaries or the Parent or any of its subsidiaries, as applicable, or (D) any other entity that, together with such entity, that would be treated as a single employer under Section 414 of the Code.
          (k) For purposes of this Agreement, “Hazardous Substances” shall mean (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law including, without limitation, the United States Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act and the Clean Air Act, (ii) petroleum, petroleum products and petroleum by-products, (iii) asbestos or asbestos-containing material, (iv) radioactive materials, (v) polychlorinated biphenyls or radon, and (vi) any other material, substance or waste defined or regulated as hazardous or toxic or as a contaminant or pollutant under applicable Environmental Law.
          (l) For purposes of this Agreement, “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (i) in the case of the Company, the individuals listed on Section 8.3 of the Company Disclosure Schedule and (ii) in the case of Parent, the individuals listed on Section 8.3 of the Parent Disclosure Schedule.
          (m) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with any party means any fact, change, event, circumstance, effect or development that has or would be reasonably likely to have a material adverse effect on (i) the business, financial condition, assets, capitalization, liabilities, operations or results of operations of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to consummate timely the transactions contemplated by this Agreement; except that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect (a) any change in the market price or trading volume of the party’s common stock or failure by the party to meet revenue, earnings, or other financial performance predictions or forecasts, in each case, during any period for which results are released on or after the date hereof (provided that this clause (a) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such change in the market price or trading volume of the party’s common stock or the failure to meet predictions or forecasts); (b) changes, circumstances or conditions generally affecting any industry in which such party or any of its subsidiaries participates, including changes in Applicable Law; (c) changes generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions; (d) changes resulting from a change in

GAAP or the interpretation thereof; (e) changes resulting from any act of war or terrorism (or any escalation thereof); (f) changes, facts, circumstances or conditions resulting from the announcement or existence of this Agreement or the Merger including any stockholder litigation relating thereto or any termination of, reduction in or similar negative impacts on relationships, contractual or otherwise, with any customer, suppliers, distributors, creditors, partners or employees of such party and its subsidiaries (provided, however, that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties relating to required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement or consummation of the Merger); (vii) in the case of the Company, actions or omissions of Company taken at Parent’s, Merger Sub’s or Merger LLC’s request or (vii) in the case of Parent, actions or omissions of Parent taken at the Company’s request; provided further that no exception enumerated in clauses (b), (c), (d) and (e) shall apply to the extent any such change has a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other comparable companies in the industry(ies) in which such party and its subsidiaries operate.
          (n) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
          (o) For purposes of this Agreement, “subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.
          (p) For purposes of this Agreement, “Third Party” shall mean any person other than Parent or any of its Affiliates (in respect of the Company) or the Company or any of its Affiliates (in respect of Parent).
     8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Voting Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this agreement other than (a) as specifically provided in Section 5.10 and (b) after the Effective Time, the rights of holders of shares of the Company’s capital stock to receive the merger consideration specified in Section 1.6.
     8.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.7 Other Remedies; Specific Performance; Fees.
          (a) Except as otherwise provided in Section 7.3, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          (b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.
     8.8 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of any Delaware State court (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in such Delaware State court (or, if applicable, such Federal court); (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware State court (and, if applicable, such Federal court);

and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware State court (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.
     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     8.10 Assignment. No party may assign (whether by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto provided, however, that the consent of the Company shall not be required for: (a) an assignment by Parent and/or Merger Sub and/or Merger LLC of any or all of its or their rights (but not obligations) hereunder to any one or more of its lenders; (b) an assignment by Parent of this Agreement and its rights and obligations hereunder to any one or more of its Affiliates, provided that Parent remains liable and responsible for fulfillment of all of its obligations hereunder by such Affiliate or Affiliates; and (c) an assignment by Parent of this Agreement and its rights and obligations hereunder in connection with the sale, however effected (whether through a merger, sale of stock, sale of all or substantially all of the assets, or a similar business combination) of all or substantially all of the stock or assets of Parent or one of its Affiliates; provided, however, that the Parent agrees in writing to assume and fulfill the obligations of Parent under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 8.10 shall be void.
     8.11 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
*  *  *  *  *

     IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ David Teitel
	Name:	David Teitel
	Title:	Chief Financial Officer

MILANO MH ACQUISITION CORP.
By:	/s/ David Teitel
	Name:	David Teitel
	Title:	Vice President

MILANO MH ACQUISITION LLC
By:	/s/ David Teitel
	Name:	David Teitel
	Title:	Vice President

MATRIA HEALTHCARE, INC.
By:	/s/ Parker H. Petit
	Name:	Parker H. Petit
	Title:	Chairman and Chief Executive Officer